EX 10.20

AMENDED AND RESTATED CONSULTING AGREEMENT
This Amended and Restated Consulting Agreement (this “Agreement”), dated as of March 11, 2020 (the “Execution Date”), is made and entered into by and among E. Scott Beattie (“Beattie”), and Revlon Consumer Products Corporation (“RCPC”) and Revlon, Inc. (“Revlon” and collectively with RCPC and its subsidiaries, the “Company”).
WHEREAS, Beattie previously provided advisory services to the Company pursuant to that certain Consulting Agreement, dated as of November 2, 2016, by and between Beattie and the Company, which agreement expired on November 2, 2019;
WHEREAS, the Company and Beattie desire that Beattie continue to provide advisory services to the Company subject to the terms and conditions contained in this Agreement; and
WHEREAS, as consideration for the Company providing Beattie with the compensation described herein, Beattie agrees to provide advisory services to the Company as set forth in this Agreement.
NOW, THEREFORE, in consideration of the covenants and obligations set forth herein, Beattie and the Company hereby agree as follows:
1.ADVISORY SERVICES. Beattie agrees to the following:
a.During the Advisory Period (as defined below), Beattie shall serve as non-employee senior advisor (“Senior Advisor”) to Debra Perelman, the Company’s President and Chief Executive Officer, or her successor (the “CEO”), reporting directly to the CEO. In his role as Senior Advisor, Beattie shall provide advice, assistance and cooperation to the Company if, as, when and to the extent requested by the CEO (any and all of the foregoing, the “Advisory Services”). Beattie shall provide the Advisory Services to, and at the direction of, the CEO. Beattie shall be permitted to perform the Advisory Services from New York City or the State of Florida at any given time during the Advisory Period, and Beattie shall use his best efforts to attend all in-person meetings of Revlon’s Board of Directors (the “Board”).
b.Beattie acknowledges and agrees that, unless expressly authorized by the CEO or the Board, or in connection with his services as a member of the Board in accordance with his fiduciary duties, he is not authorized to speak publicly, or to issue any other form of communication or disclosure to the public, on behalf of the Company, to enter into agreements on behalf of the Company or to otherwise bind the Company.
c.Advisory Services Pay. In consideration of Beattie’s agreement to provide the Advisory Services and his actually providing the Advisory Services as, when and to the extent requested by the CEO, the Company agrees to pay Beattie during the Advisory Period (and as provided in Section 1(g), if applicable) a fee at a rate of USD 250,000 per annum (the “Advisory Services Pay”), which will be payable in equal installments on a monthly basis starting effective as of December 15, 2019, and on the 15th of every month after the Execution Date during the applicable period (each such date, a “Regular Payment Date”).
d.Board of Director Compensation. In consideration of Beattie’s service as a member of the Board, the Company agrees to pay Beattie, during his term as a Company director, all compensation earned by Beattie in connection with his service as a member of the Board, including all retainer and meeting fees, to be determined and paid in accordance with the Company’s compensation policy for outside directors generally.
e.Business Expenses. The Company shall promptly reimburse Beattie for reasonable and necessary expenses actually incurred by Beattie in connection with the business and affairs of the Company and the performance of Beattie’s duties hereunder, subject to and in accordance with the Revlon Travel and Entertainment Policy, as in effect from time to time.
f.Term. The “Advisory Period” shall begin on the day following the Execution Date (the “Effective Date”) and shall continue for 12 months (the “Initial Term”), unless earlier terminated in accordance with Section 1(g) of this Agreement. The Initial Term shall be automatically renewed for successive 1-year periods (the Initial Term, together with such renewal terms, being the “Term”) until either party delivers to the other a written notice of their intent not to renew the Term, to be delivered at least 60 days prior to the expiration of the then-effective Term.
g.Termination. Without limiting the generality or effect of Section 1(f) herein, this Agreement shall terminate prior to the expiration of any then-applicable Term upon the earliest to occur of:
(i)the date on which the Board and/or the CEO notifies Beattie that it no longer requires Beattie’s provision of the Advisory Services for any reason other than for Cause (as defined below), or the date of Beattie’s death or permanent and total disability;
(ii)the date on which Beattie or the Company terminates the Advisory Period as a result of the Company’s failure to re-nominate him to the Board (other than in connection with the existence of Cause);
(iii)the date on which Beattie notifies the Board and/or the CEO that he no longer wishes to provide the Advisory Services for any or no reason; or
(iv)the date on which Beattie is terminated by the Company as a result of his commission of any of the following act(s): (A) the willful material failure by Beattie to provide or perform the Advisory Services; (B) Beattie’s commission of any felony or any crime involving moral turpitude; or (C) a material breach of Sections 4, 5 or 6 or 7 of this Agreement (a “Restrictive Covenant Breach”) (any such event under clause (A), (B) or (C), “Cause”). The Company shall provide written notice of the same to Beattie (setting forth in reasonable detail the act(s) alleged to constitute Cause), who shall then have 15 days to cure such event of Cause, if and to the extent any occurrence of Cause is determined by the Board in good faith to be capable of cure.
In order to terminate the Advisory Period pursuant to subsection (i), (ii) or (iii) above, the Company or Beattie, as applicable, must provide the other with at least 30 days’ prior written notice.
In the event the Advisory Period terminates pursuant to subsection (i) or (ii) of Section 1(g), and subject to Beattie’s execution of a Release (as defined below), which Release shall become effective and irrevocable as of the date the Advisory Period is so terminated (the date such Release actually becomes effective and irrevocable, the “Release Effective Date”), Beattie shall continue to receive the Advisory Services Pay for a period beginning on the Regular Payment Date subject to signing such Release and following the Release Effective

Date through the end of any then-effective Term; provided that the first such payment shall include any amounts that would have otherwise been paid during the period from the date the Advisory Period terminates through such first payment date. For purposes of this Agreement, the term “Release” shall mean a form of general release in favor of the Company and its affiliates substantially similar to the “General Release” included in the Separation and Release Agreement entered into between the parties on November 2, 2016 (the “Separation Agreement”).
For the avoidance of doubt, upon the conclusion of the Advisory Period for any reason other than pursuant to subsection (i) or (ii) of this Section 1(g), the Advisory Services Pay shall cease, subject to Section 8 and Section 9 of this Agreement.
2.SERVICE ON BOARD OF DIRECTORS. During the Advisory Period, Beattie shall serve as non-executive Vice Chairman of the Board at the discretion of, and subject to approval by, the Board, and as long as so elected by the Company’s shareholders. As of the Effective Date, Beattie shall be covered (solely with respect to his role and position as a member of the Board) by the Company’s directors and officers insurance policy, as in effect from time. Beattie may continue to serve as a member of the executive committee of the board of directors of the Personal Care Products Council (f/k/a the Cosmetic, Toiletry & Fragrance Association) on behalf of the Company.
3.COOPERATION. Beattie agrees, without limitation as to time, to provide his attendance and truthful testimony where deemed appropriate by the Board, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims with respect to any matters about which Beattie has knowledge by virtue of providing the Advisory Services, by virtue of serving as a member of the Board or by virtue of his prior services to Elizabeth Arden, Inc. Such assistance and cooperation shall be provided by Beattie without fee or charge, other than the Company’s reimbursement of reasonable travel expenses. Assistance shall be given at locations and times mutually agreed upon by Beattie and the Company, except with respect to mandated court appearances for which Beattie will make himself available upon reasonable notice.
4.CONFIDENTIAL INFORMATION. Unless the Board or CEO consents or directs Beattie in writing, he will not at any time during or after his service with the Company, use any Confidential Information (as defined in this Section 4) for his own benefit or disclose any Confidential Information to anyone outside the Company or to any employee or consultant of the Company not also having authorized access to and a legitimate need to know such Confidential Information, nor shall he direct anyone else to do so. In the event Beattie is requested or required to make disclosure of any Confidential Information under any court order, subpoena or other judicial process, he will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to take control with counsel of its choice in any proceeding relating to the compulsory disclosure. For purposes of this Agreement, “Confidential Information” means any information, including without limitation, any financial information, projections, forecasts, business plans, synergy and/or cost reduction plans and related actions, mergers and acquisitions and divestitures, research and development projects, advertising, marketing and/or promotional plans, new business development projects, status of any contracts or contractual negotiations, formula, pattern, drawing, compilation, program, device, method, technique, computer security information, process, cost data, customer or supplier list or product or related information, directly or indirectly related to the past, present or anticipated business affairs of the Company or its affiliates, that derives value, actual or potential, from not being generally known to the public or to other persons who can obtain value from its disclosure or use, and any information regarding personal matters of any directors, officers or employees, or their respective family members, disclosed to Beattie or known to him through or in the course of his service with the Company or its affiliates, directly or indirectly relating to the past, present or anticipated business affairs of the Company or its affiliates. Beattie understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made (i) in confidence to a federal, state or local government official, or to his attorney, either directly or indirectly; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. The restrictions set forth in this Section 4 are in addition to, and concurrent with, any confidentiality or similar restrictions, agreements or covenants by which Beattie is otherwise bound.
5.NON-COMPETITION. During the Restricted Period (as defined in Section 6 of this Agreement), Beattie will not directly or indirectly, as a director, officer, stockholder, partner, associate, employee, consultant, owner, agent or independent contractor become or be interested in, or associated with (all of the foregoing being referred to as “Associate with”), any other corporation, firm or business that is engaged in a consumer or professional cosmetics, fragrances, toiletries business or any other business that is competitive, in any geographical area, with any business of the Company (a "Restricted Entity"); provided that Beattie’s ownership, directly or indirectly, of not more than 1% of the issued and outstanding stock of a corporation (including those that may constitute a Restricted Entity), the shares of which are regularly traded on a national security exchange or on the over-the-counter market shall not, solely on its own, be deemed to be a violation of this Section 5. Notwithstanding the foregoing, Beattie may associate with a Restricted Entity during the Restricted Period if approved in advance in writing by the Company, with such approval not to be unreasonably withheld, and in compliance with such reasonable standards and protocols as the Company may designate in writing.
6.NON-SOLICITATION. Beattie hereby agrees that, during the Restricted Period (as defined below), he will not: (a), directly or indirectly, solicit, induce, influence, or attempt to solicit, induce or influence, any person then employed by the Company with whom Beattie has had contact to terminate his or her employment relationship with the Company, or otherwise interfere with any such employment by or association with the Company for the purpose of associating, as an employee or otherwise, with any Restricted Entity (as defined in Section 5) or otherwise encourage any such employee to leave his or her employment with the Company; and (b) directly or indirectly, solicit, induce, influence, or attempt to solicit, induce or influence, any customer, supplier, licensor and/or vendor of the Company with whom Beattie has had contact to divert his, her or its business to any Restricted Entity or otherwise encourage such customer, supplier, licensor and/or vendor to terminate its business relationship with the Company or otherwise interfere with any business or contractual relationship of the Company that may exist from time to time, including but not limited to with any supplier, customer, licensor and/or vendor. The “Restricted Period” shall mean: (i) the Term; (ii) any period that Beattie is serving as a director of Revlon; and/or (iii) the remainder of the then-effective Term in the event that the Advisory Period is terminated pursuant to subsection (i) or (ii) of Section 1(g) of this Agreement, provided that the Company honors its obligations to Beattie under the paragraph prior to last of Section 1(g) of this Agreement.
7.NON-DISPARAGEMENT. Beattie agrees and acknowledges that he will not at any time make any statement (orally or in writing) or take any action which, in any way, disparages the Company or any of its affiliates. The Company agrees that it shall not, and shall instruct its officers and members of the Board not to, disparage, criticize or defame Beattie. Nothing in this Section 7 shall prohibit the Company, its affiliates, Beattie or any other person or entity from providing truthful and accurate facts where required by lawfully compelled testimony; provided that Beattie notifies the Company in advance of any such testimony by Beattie and cooperates with the Company’s reasonable efforts with respect to such testimony, to the fullest extent permitted by applicable law. This Section 7 will survive in perpetuity.

8.BREACH OF AGREEMENT. Notwithstanding anything herein to the contrary, Beattie agrees that the Company may immediately cease further payment of the Advisory Services Pay, and the Company’s obligation to provide any additional consideration under this Agreement will be void, in the event Beattie commits a Restrictive Covenant Breach. Beattie agrees that if there is a Restrictive Covenant Breach, it will be difficult to measure the exact amount of damages. Beattie understands and agrees that a Restrictive Covenant Breach will constitute a material breach of this Agreement which will cause the Company to suffer immediate, substantial and irreparable injury, and which will be a sufficient basis for a court to award injunctive relief (without the necessity to post bond) and monetary damages to the Company without affecting the remainder of this Agreement.
9.SECTION 409A. The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company or its affiliates be liable for any tax, interest or penalties that may be imposed on Beattie by Code Section 409A or any damages for failing to comply with Code Section 409A or otherwise. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Beattie incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if Beattie is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of Beattie’s separation from service, and if any portion of the payments or benefits to be received by Beattie upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to Beattie without Beattie incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Beattie’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Beattie’s separation from service or (ii) Beattie’s death. Each payment under this Agreement is intended to be a “separate payment’’ and not one of a series of payments for purposes of Code Section 409A.
10.GOVERNING LAW: JURISDICTION: WAIVER OF TRIAL BY JURY. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of law provisions that would require application of the laws of a different jurisdiction, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the County of New York for all purposes. ALSO, AS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT, TO THE EXTENT ALLOWED BY LAW, THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE CONSULTING RELATIONSHIP, OR ACTIONS OR INACTIONS OF ANY PARTY HERETO.
11.ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including, but not limited to, any emails or term sheets (but not, for the avoidance of doubt, the Separation Agreement). No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. In entering into, performing and enforcing this Agreement, each of Beattie and the Company disclaim any reliance whatsoever on any representations, warranties, promises, understandings or arrangements that are not expressly set forth, or referred to, in this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
12.ASSIGNMENT. This Agreement shall be binding upon the parties hereto and their successors and permitted assignees. This Agreement, and Beattie’s rights and obligations hereunder, may not be assigned by the parties, nor may the parties pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.
13.SEVERABILITY. Any provision of this Agreement that is held to be invalid or unenforceable under any applicable law or regulation shall, to the extent of any such invalidity or unenforceability, be deemed by the parties (a) to be modified to the extent necessary to cure such invalidity or unenforceability and to carry out so far as possible the intention manifested by the provision in question or (b) if necessary, to be omitted from this Agreement, but such invalidity or unenforceability, and such resulting modification or omission, shall not invalidate or render unenforceable the remaining provisions of this Agreement.
14.CONSTRUCTION OF AGREEMENT. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its drafting. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party. The parties further agree that the recitals set forth in the beginning of this Agreement shall constitute substantive terms of this Agreement.
15.INDEPENDENT CONTRACTOR. Beattie warrants that, during the Advisory Period, Beattie will at all times be and remain an independent contractor, and will not be considered the agent, partner, principal or employee of the Company or any of its affiliates. Beattie will be free to exercise his own judgment as to the manner and method of providing the Advisory Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Beattie acknowledges and agrees that, during Advisory Period, he will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any workers’ compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). Beattie acknowledges and agrees that, as an independent contractor, he will be required to pay (and that the Company will not withhold or remit) any applicable taxes on the fees paid to him by the Company, and to provide workers’ compensation insurance and any other coverage required by law. Beattie will at all times indemnify, hold harmless and defend the Company for all liabilities, losses, damages, costs (including, without limitation, legal costs and other professional fees on an indemnity basis) and expenses of whatsoever nature incurred or suffered by the Company or any of its affiliates arising from Beattie’s performance of or breach of Beattie’s obligations or warranties under this Agreement. Beattie hereby acknowledges that he will have no recourse against the Company (or any of its directors, officers, personnel, representatives, agents, successors or affiliates) for any such liability, loss, damage, cost or expense.
16.WORK PRODUCT.
(1)Beattie acknowledges that any and all records, files, notes and working papers relating to the Advisory Services and all trademarks, artwork, logos, graphics, video, text, data and other materials and information supplied by the Company to Beattie in connection with this Agreement, shall remain the sole and exclusive property of the Company to be used only in connection with the Advisory Services.
(2)All work product, including, without limitation, all records, files, notes and working papers, inventions, ideas, know how, data, designs, artwork, text, sketches, drawings, notebook and labbook entries, works and improvements of any kind whatsoever, whether of a technical, artistic or economic nature or otherwise, made or conceived by Beattie, either solely or jointly with others (including, without limitation, with the Company or its affiliates), which result from the Advisory Services (collectively, the “Work Product’’) shall be the sole property of the Company and its designees. Beattie hereby agrees to promptly: (i) communicate and to assign to the Company or its designees all such Work Product; (ii) execute and deliver all papers, instruments and assignments requested by the Company or its designees; (iii) perform any other reasonable act that the Company or its designees may require to vest in the Company or its designees all right, title and interest in and to all patents, copyrights, trademarks and other rights in and to the Work Product in any and all countries; and (iv) communicate, cooperate and provide all relevant information required by any attorney of the Company or its affiliates or any of their designees for the preparation of any patent, trademark, domain name, copyright and/or other similar filing. All Work Product and other material developed or acquired by Beattie, whether solely or jointly with others, in the course of performing the Advisory Services, as well as all information and material furnished to Beattie by the Company, whether or not patented, copyrighted or trademarked, shall remain the property of the Company and its affiliates and shall be held by Beattie as their custodian in strict confidence in accordance with the confidentiality provisions of this Agreement and as a trade secret which is the property of the Company or its affiliates.
17.COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

{Signature Page Follows}

IN WITNESS WHEREOF, this Agreement is executed as of the Execution Date.

/s/ E. Scott Beattie
E. Scott Beattie

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Debra Perelman
Debra Perelman
President & CEO

REVLON, INC.

By:	/s/ Debra Perelman
Debra Perelman
President & CEO